                                      Exhibit 11


                    USCS INTERNATIONAL, INC.
               COMPUTATION OF PER SHARE EARNINGS
              (In thousands except per share data)


                                    Three months ended
                                        March 31,
                                  ---------------------
                                     1998       1997
                                  ---------   ---------
                                       (unaudited)
Weighted average number of
common shares outstanding
during the period                   23,032      23,096

Common stock equivalents
considered to be outstanding
for the periods presented              729       1,038
                                  ---------   ---------
                                    23,761      24,134

Net income                        $  6,269    $  5,053

Earnings per share
  Basic                           $   0.27    $   0.22
  Diluted                         $   0.26    $   0.21



                                          22